THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
     UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THE INDEBTEDNESS OF THE COMPANY EVIDENCED HEREBY IS SUBJECT TO THE RIGHTS OF LASALLE NATIONAL BANK, ITS SUCCESSORS AND ASSIGNS, UNDER A SUBORDINATION AGREEMENT DATED APRIL 15, 1999.


                      6% SUBORDINATED CONVERTIBLE DEBENTURE

     April    , 1999                                                $

          FOR   VALUE  RECEIVED,   Westell  Technologies,   Inc.,   a  Delaware
     corporation (hereinafter  called the "Borrower" or  the "Company"), hereby
     promises     to      pay     in      cash     to     the      order     of
                                                              or      registered
     assigns or transferees of all or any portion hereof (each a "Holder" and, collectively, "Holders") the aggregate sum of million dollars ($____________) on April 15, 2004 [fifth anniversary of issuance] (the "Scheduled Maturity Date"), and to pay interest, in arrears, on (i) the last day of June and December of each year (unless such day is not a business day, in which event on the next succeeding business day) (each, an "Interest Payment Date"), (ii) the Scheduled Maturity Date, and (iii) the date the principal amount of the Debentures shall be declared to be or shall automatically become due and payable, on the unpaid principal sum hereof outstanding at the rates per annum set forth below, from the most recent Interest Payment Date to which interest has been paid on this Debenture, or if no interest has been paid on this Debenture, from the day after the date of this Debenture (the "Issue Date") until payment in full of the principal sum hereof has been made.

          The interest rate shall be the six percent (6%) per annum, but the interest rate shall be eight percent (8%) per annum if the Green Floor Price (as defined below) is or has ever been the applicable conversion price (the "Interest Rate"). Past due amounts (including interest, to the extent permitted by law) will also accrue interest at the lesser of (a) the Interest Rate plus 5% per annum and (b) the maximum rate permitted by applicable law, and will be payable on demand ("Default Interest"). Interest on this Debenture will be calculated on the basis of a 365-day year. All payments under this Debenture made in cash shall be made by wire transfer of immediately available funds in currency of the United States of America to such account as the Holders shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Debenture.

          At the option of the Company, interest may be paid in cash, in debentures in the form hereof ("PIK Debentures") or in shares of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock" and, together with all other classes and series of the common stock of the Company, the "Common Stock"), provided, however, that the Company may not pay interest in PIK Debentures or in shares of Class A Common Stock unless (a) no Event of Failure (as defined below) (and no event which, with notice or passage of time, would constitute an Event of Failure) has occurred and is continuing, (b) the shares of Class A Common Stock issuable (whether directly or pursuant to the PIK Debentures) have been registered for resale in an appropriate and an effective registration statement under the Securities Act of 1933, as amended, available for immediate use by the Holder and such shares are qualified or exempt under applicable state securities laws so that the Holder may immediately thereafter resell such shares of Class A Common Stock, (c) the shares of

     Class A Common Stock issuable (whether directly or pursuant to the PIK Debentures) are listed for trading on The Nasdaq National Market and (d) such shares of Class A Common Stock are, in the case of the PIK Debentures, reserved for issuance in accordance with the Reserved Amount (as defined below) requirement of Section 4.1 hereof. If the Company determines to pay interest in shares of Class A Common Stock or PIK Debentures, it shall be required to notify the Holder of such election at least five (5) business days prior to the applicable Interest Payment Date. The principal amount of Debentures to be issued as interest shall be equal to the dollar amount of interest due at the time of payment. The number of shares of Class A Common Stock issued as interest shall be the number determined by dividing the dollar amount of interest due by an amount equal to the average of the Closing Sale Prices of the Class A Common Stock for the five (5) business days prior to the date interest is so paid.

          This 6% Subordinated Convertible Debenture is one of a duly authorized issuance of Twenty Million Dollars ($20,000,000) aggregate principal amount of Subordinated Convertible Debentures of the Company (each, a "Debenture") referred to in the Securities Purchase Agreement dated April 14, 1999 among the Company and the initial Holders (the "Securities Purchase Agreement"). The Securities Purchase Agreement contains certain additional agreements among the parties with respect to the terms of this Debenture. All such provisions are an integral part of this Debenture and are incorporated herein by reference. All terms defined in the Securities Purchase Agreement and not otherwise defined herein shall have for purposes hereof the meanings provided for therein. This Debenture is transferable and assignable to one or more purchasers (in minimum denominations of $500,000 or larger multiples of $100,000 or lesser remaining outstanding principal amounts), in accordance with the limitations set forth in the Securities Purchase Agreement.

          The Company agrees, and the Holder by accepting this Debenture agrees, that the indebtedness evidenced by this Debenture and the payment of the principal thereof and interest thereon and all other amounts owing in respect thereof are subordinated in right of payment to the prior payment in full in cash of all Permitted Senior Indebtedness of the Company and that the subordination is for the benefit of the holders of Permitted Senior Indebtedness of the Company, all of the foregoing to the extent provided herein. "Permitted Senior Indebtedness" shall have the meaning ascribed thereto in the Securities Purchase Agreement under clauses (i) and
     (iv)(b) of the definition thereof.

     If there should occur with respect to the Company any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of the Company, or if this Debenture shall be declared due and payable solely upon the occurrence of an event of default with respect to any Permitted Senior Indebtedness, then no amount shall be paid by the Company in respect of the principal of or interest on this Debenture at the time outstanding, unless and until the principal of and interest on the Permitted Senior Indebtedness then outstanding shall be paid in full.

     Subject to the provisions of the Subordination Agreement (as defined in the Securities Purchase Agreement) and the rights, if any, of the holders of Permitted Senior Indebtedness as herein provided to receive cash, securities or other properties otherwise payable or deliverable to the Holder of this Debenture, nothing contained herein shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder amounts due hereunder as and when the same become due and payable, or shall prevent the Holder of this Debenture from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

     Subject to the payment in full of all Permitted Senior Indebtedness and until this Debenture shall be paid in full, the Holder shall be subrogated to the rights of the holders of Permitted Senior Indebtedness (to the extent of payments or distributions previously made by the Holder to such holders of Permitted Senior Indebtedness pursuant to the Subordination Agreement) to receive payments or distributions of assets of the Company applicable to the Permitted Senior Indebtedness. No such payments or distributions applicable to the Permitted Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Permitted Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of this Debenture; and for the purposes of such subrogation, no payments or distributions to the holders of Permitted Senior Indebtedness to which the Holder would be entitled except for the foregoing provisions shall, as between the Company and its creditors, other than the holders of Permitted Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of the Permitted Senior Indebtedness.

     Notwithstanding anything to the contrary, Holders may receive (i) shares of Series A Common Stock upon conversion of the Debentures, (ii) Cap Debentures issued pursuant to the Debentures, and (iii) PIK Debentures issued pursuant to the Debentures.

     The obligations of Company under this Debenture, the PIK Debentures and the Cap Debentures shall be secured by a security interest and lien on all of the Company s assets (including any equity interest in its subsidiaries) subject only to the prior security interests and liens granted to the holders of Permitted Senior Indebtedness as set forth in a separate Security Agreement to be executed by the Company in favor of the Holders of such Debentures (the "Security Agreement").

                                    ARTICLE I
                                   REDEMPTION

          1.1 Limited Right to Prepay or Redeem. Except as provided herein, this Debenture may not be prepaid or redeemed by the Company without the prior written consent of all Holders.

          1.2  Redemption at Borrower's Option.

               (a) At any time after the first (1st) anniversary of the date of the Closing, the Borrower shall have the right ("Redemption at Borrower's Election") to redeem, subject to the limitations herein contained, all or any portion of the then outstanding Debentures for the Optional Redemption Amount (as herein defined) which right shall be exercisable at any time during the term of this Debenture after the first (1st) anniversary of the date of the Closing by delivery of an Optional Redemption Notice in accordance with the redemption procedures set forth in this Article I. Any Redemption at Borrower's Election pursuant to this Section 1.2 shall be made ratably among Holders in proportion to the principal amount of Debentures then outstanding. Subject to the limitations on conversion contained herein, Holders may convert all or any part of their Debentures selected for prepayment hereunder into Common Stock at the Conversion Price by delivering a Notice of Conversion to the Borrower at any time prior to the Effective Time of Redemption (as herein defined). The "Optional Redemption Amount" with respect to each Debenture means one hundred fifteen percent (115%) of the face amount of the Debentures to be redeemed plus accrued and unpaid interest. In no event shall the Borrower be permitted to elect a redemption pursuant to this Article I of a principal amount of Debentures which, if all such principal amount of Debentures subject to redemption were immediately converted into Common Stock pursuant to the terms hereof, would, solely as a result of such conversion and without regard to Section 3.7(b) hereof, result in any Holder owning in excess of 4.9% of the Class A Common Stock (the "4.9% Limitation"). A Redemption at Borrower s Election shall be for not less than $2,000,000 aggregate principal amount of Debentures or such maximum lesser amount as would not cause the 4.9% Limitation to be exceeded as to any holder of Debentures. Furthermore, prior to Shareholder Approval (as defined in the Securities Purchase Agreement), unless otherwise permitted by The Nasdaq National Market or unless the rules thereof no longer are applicable to the Company, in no event shall the Borrower be permitted to elect a redemption pursuant to this Article I of a principal amount of Debentures which, if all such principal amount of Debentures subject to redemption were immediately converted into Common Stock pursuant to the terms hereof, would, solely as a result of such conversion and without regard to Section 3.7(a) hereof, result in any Holder owning in excess of 4.9% such Holder allocable portion of the Cap Amount.

               (b) The Borrower may not deliver an Optional Redemption Notice (as defined below) to a Holder unless:

                    (i) on or prior to the date of delivery of such Optional Redemption Notice, the Borrower shall have deposited with an escrow agent reasonably satisfactory to such Holder, as a trust fund, cash sufficient in amount to pay all amounts to which Holders are entitled upon such prepayment pursuant to Subsection (a) of this Section 1.2, with irrevocable instructions and authority to such escrow agent to complete the prepayment thereof in accordance with this Section 1.2; and

                    (ii) either (I) the weighted average sale price of the Common Stock as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to each initial holder of the Debentures (the "Weighted Average Sale Price") is greater than or equal to two hundred percent (200%) of the Variable Conversion Price (as defined below) then in effect for the twenty (20) consecutive trading days immediately preceding the date of delivery of such Optional Redemption Notice, or (II) the Company consolidates or merges with any other corporation or entity and the consideration being provided to the holders of Common Stock in such merger or consolidation is at least two hundred percent (200%) of the Variable Conversion Price then in effect.

               Any Optional Redemption Notice delivered in accordance with this subsection (b) shall be accompanied by a statement executed by a duly authorized officer of its escrow agent, certifying the amount of funds which have been deposited with such escrow agent and that the escrow agent has been instructed and agrees to act as prepayment agent hereunder.

               (c) The Borrower shall effect the Redemption at Borrower s Election under this Section 1.2 by giving prior written notice (the "Optional Redemption Notice"), which notice may only be delivered on a business day, twenty (20) business days prior to the date on which such prepayment is to become effective (the "Effective Time of Redemption") to Holders of Debentures selected for prepayment at the address and facsimile number of such Holder appearing in the Borrower's register for the Debentures. Following delivery of an Optional Redemption Notice, the Borrower may not deliver another Optional Redemption Notice prior to the Effective Time of Redemption with respect to such existing Optional Redemption Notice. The Optional Redemption Notice shall indicate the Debentures selected for prepayment and the Optional Redemption Amount. The Optional Redemption Notice shall be deemed to have been delivered to a
     Holder: (i) if such fax is received by such holder on or prior to 3:00 p.m. Chicago time, on the time and date of transmission of Borrower's fax; and
     (ii) if such fax is received by Holder after 3:00 p.m. Chicago time, on the next business day following the date of transmission of Borrower's fax; provided that, for any notice required under this subsection 1.2(c) to be valid, a copy of such notice must be sent to the Holders on the same day by overnight courier.

               (d) The Optional Redemption Amount shall be paid to each Holder whose Debentures are being prepaid at the Effective Time of Redemption; provided, however, that (i) the Borrower shall not be obligated to deliver any portion of the Optional Redemption Amount until either the Debentures being prepaid are delivered to the office of the Borrower or the escrow agent as provided in this subsection 1.2(d), or such Holder notifies the Borrower or the escrow agent that such Debentures have been lost, stolen or destroyed and delivers documentation in accordance with Section 10.10 hereof and (ii) the aggregate principal amount of Debentures of any Holder that the Borrower shall be entitled to redeem in connection with any Optional Redemption Notice shall be reduced by the aggregate principal amount of Debentures which are converted (or with respect to which a Notice of Conversion (as defined in Section 3.1) is delivered to the Company) after delivery to such Holder of such Optional Redemption Notice and prior to the Effective Time of Redemption. Notwithstanding anything herein to the contrary, in the event that the Debentures being prepaid are not delivered to the Borrower or the escrow agent prior to the second business day following the Effective Time of Redemption, the prepayment of the Debentures pursuant to this Section 1.2 shall still be deemed effective as of the Effective Time of Redemption and the Optional Redemption Amount shall be paid to each Holder whose Debentures are being prepaid by 5:00 p.m., Chicago time, on the next business day following the date on which the Debentures are actually delivered to the Borrower or the escrow agent.

               (e) If the Borrower fails to deliver the Optional Redemption Amount to the Holder on or before the Optional Redemption Date (an
      Optional Redemption Default ), the Borrower shall pay to Holder an amount equal to:

          (.24) x (D/365) x (Optional Redemption Amount)

     where:

           D means the number of days from the Optional Redemption Date through and including the date on which the Borrower delivers the Optional Redemption Amount to the Holder.

          The payments to which Holder shall be entitled pursuant to this subparagraph (e) are referred to herein as Redemption Default Payments.

               (f) In the event of any Optional Redemption Default, the Holder shall have the right (without limiting damages hereunder, the right to Redemption Default Payments or any other right or remedy), at any time prior to the Borrower s delivery of the Optional Redemption Amount to the Holder, to continue to treat the portion of this Debenture which was subject to redemption as outstanding for all purposes hereof, including conversion in accordance with the procedures set forth in Article III hereof at, however, the lowest Conversion Price in effect during the period beginning on, and including, the date of the Optional Redemption Notice which triggered the Borrower s rights pursuant to Section 1.2(a) above through and including the day shares of Class A Common Stock are delivered to the Holder upon such a conversion (assuming, for these purposes, that the Market Conversion Price is in effect). In addition, if the Borrower fails to pay an Optional Redemption Amount when due and owing, the Borrower shall thereafter forfeit its rights under this Article I to effect Redemption at Borrower s Election.

               (g) Notwithstanding the provisions of this Article I, (i) during the continuance of an Event of Failure and until cured or any occurrence which would with the passage of time, the giving of notice and/or the continuance thereof result in an Event of Failure and until cured and (ii) during any Permitted Blackout (as defined in the Registration Rights Agreement dated April 15, 1999 among the Company and the initial Holders (the "Registration Rights Agreement")), the Borrower shall lose its right to Redemption at Borrower's Election.

                                   ARTICLE II
                               CERTAIN DEFINITIONS

          2.1 The following terms shall have the following meanings:

               (a) "Bankruptcy Event" shall mean any one or more of the following: (i) the commencement of any voluntary proceeding by the Company seeking entry of an order for relief under Title 11 of the United States Code or seeking any similar or equivalent relief under any other applicable federal or state law concerning bankruptcy, insolvency, creditors' rights or any similar law; (ii) the making by the Company of a general assignment for the benefit of its creditors; (iii) the commencement of any involuntary proceeding respecting the Company seeking entry of an order for relief against the Company in a case under Title 11 of the United States Code or seeking any similar or equivalent relief under any other applicable federal or state law concerning bankruptcy, insolvency, creditors' rights or any similar law; (iv) entry of a decree or order respecting the Company by a court having competent jurisdiction, which decree or order (x) results in the appointment of a receiver, liquidator, assignee, examiner, custodian, trustee, sequestrator (or other similar official) for the Company or for any substantial part of its property or (y) orders the winding up, liquidation, dissolution, reorganization, arrangement, adjustment, or composition of the Company or any of its debts; (v) the appointment, whether or not voluntarily by the Company, of a receiver, liquidator, assignee, examiner, custodian, trustee, sequestrator (or other similar official) for the Company or for any substantial part of its property; (vi) the failure by the Company to pay, or its admission in writing of its inability to pay, its debts generally as they become due; (vii) the exercise by any creditor of any right in connection with an interest of such creditor in any substantial part of the Company's property, including, without limitation, foreclosure upon all or any such part of the Company's property, replevin, or the exercise of any rights or remedies provided under the Uniform Commercial Code with regard thereto; (viii) the making of, or the sending of a notice of, a bulk transfer by the Company; (ix) the calling by the Company of a general meeting of its creditors or any portion of them; (x) the failure by the Company to file an answer or other pleading denying the material allegations of any proceeding described herein that is filed against it; and (xi) the consent by the Company to any of the actions, appointments, or proceedings described herein or the failure of the Company to contest in good faith any such actions, appointments, or proceedings. For purposes of this paragraph, the Company shall also refer to any material subsidiary thereof.

               (b) "Closing Bid Price" means, for any security as of any date, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to each remaining initial Holder and, if no remaining initial Holders, the Holders of a majority of the aggregate principal amount represented by the then outstanding Debentures ("Majority Holders")(it being agreed that the consent of the Majority Holders requires the consent of each remaining initial Holder, if any) if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board of such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Company.

               (c) "Closing Sale Price" means, for any security as of any date, the closing sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board of such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Company.

               (d) "Conversion Amount", except as otherwise provided in Section 3.3, means, (i) the portion of the principal amount of this Debenture elected by Holder to be converted (the "Selected Amount"), which amount may be all or any portion of the principal amount of this Debenture plus (ii) an amount equal to the product of (A) N divided by 365 times (B) .06 (but .08 if the Green Floor Price is applicable) times (C) the Selected Amount.

               (e) "Conversion Date" means, for any Optional Conversion, the date specified in the Notice of Conversion, or if no date is specified therein, the date the Notice of Conversion is faxed or otherwise delivered to the Company; provided, however, that the Conversion Date shall not be prior to the date of delivery (by facsimile or otherwise) of the Notice of Conversion and any Notice of Conversion delivered to the Company on a day which is not a business day shall be deemed delivered as of the next following business day.

               (f) "Conversion Price" means, with respect to any Conversion Date, the lower of the Variable Conversion Price and the Market Conversion Price, each as in effect as of such date and subject to adjustment as provided herein; provided, however:

                    (i) so long as a Material Adverse Change (as defined below) shall not have occurred, if the average Closing Sale Price of the Class A Common Stock for the ten (10) consecutive trading days ending on the first (1st) anniversary of the date of the Closing (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during the such ten (10) trading day period) equals or exceeds the one hundred fifty percent (150%) of the Variable Conversion Price (as then in effect), then thereafter (but only for so long as a Material Adverse Change shall not have occurred) the Market Conversion Price may not be used for calculation of the Conversion Price; and

                    (ii) during the thirty (30) business day period commencing upon the expiration of a Permitted Blackout (as defined in the Registration Rights Agreement), the Conversion Price shall mean the lesser of (x) the Conversion Price with respect to such Conversion Date as determined in accordance with the foregoing provisions of this definition and (y) the lowest Conversion Price that would have been available during the period of such Permitted Blackout as determined in accordance with the foregoing provisions of this definition.

               (g) "Green Floor Price" means $4.4604, which amount equals seventy percent (70%) of the initial Variable Conversion Price, subject to adjustment as provided herein.

               (h) "Market Conversion Price" means, as of any Conversion Date, the lowest average of the Closing Bid Prices of the Class A Common Stock occurring over any five (5) consecutive trading days during the ten (10) consecutive trading day period ending the day prior to the applicable Conversion Date (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during the such ten
     (10) trading day period ) subject to adjustments as provided herein.

               (i) "N" means the number of days from the most recent Interest Payment Date to which interest has been paid, as if no Interest Payment Date has occurred, the day after the Issue Date to and including the Conversion Date, subject to Section 3.2 hereof, as specified in the notice of conversion in the form attached hereto (the "Notice of Conversion").

               (j) "Variable Conversion Price" means $6.372, which amount is one hundred and thirty five percent (135%) of the average of the closing bid price of the Class A Common Stock for the fifteen (15) consecutive trading days ending on the second (2nd) trading day immediately preceding the date of execution of the Securities Purchase Agreement (the "Initial Variable Conversion Price"); provided that on the first (1st) anniversary of the Issue Date, the Variable Conversion Price shall be adjusted to the greater of (A) the Weighted Average Sales Price of the Class A Common Stock for the ten (10) consecutive trading days immediately preceding the date of such 1st anniversary and (B) the Green Floor Price, unless such adjustment would result in an increase in the Variable Conversion Price to a price above the Initial Variable Conversion Price hereunder, in which event, thereafter the Variable Conversion Price shall be such Initial Variable Conversion Price; provided further on the second (2nd) anniversary of the Issue Date, the Variable Conversion Price shall be adjusted to the greater of (A) the Weighted Average Sales Price of the Class A Common Stock for the ten (10) consecutive trading days immediately preceding the date of such 2nd anniversary and (B) the Green Floor Price, unless such adjustment would result in an increase of the Variable Conversion Price to a price above the Initial Variable Conversion Price hereunder, in which event, thereafter the Variable Conversion Price shall be such Initial Variable Conversion Price. The Variable Conversion Price is subject to further adjustment as provided herein.

                                   ARTICLE III
                                   CONVERSION

          3.1 Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Section 3.7 hereof, the Holder may, at any time and from time to time, convert (an "Optional Conversion") a Conversion Amount into a number of fully paid and nonassessable shares of Class A Common Stock equal to the number determined by dividing such Conversion Amount by the Conversion Price.

          3.2 Mechanics of Conversion. In order to effect an Optional Conversion, a Holder (a "Converting Holder") shall fax (or otherwise deliver) a copy of the fully executed Notice of Conversion substantially in the form of Exhibit A (the "Notice of Conversion") to the Company for the Class A Common Stock. Upon receipt by the Company of a facsimile copy of a Notice of Conversion from a Converting Holder, the Company shall immediately send, via facsimile, a confirmation to the Converting Holder stating that the Notice of Conversion has been received, the date upon which the Company expects to deliver the Class A Common Stock upon conversion and the name and telephone number of a contact person at the Company regarding the conversion. Promptly following the faxing (or other delivery) of the Notice of Conversion, the Holder shall surrender or cause to be surrendered to the Company, this Debenture, along with a copy of the Notice of Conversion.

          3.3  Company's Obligations Upon Conversion.

               Delivery of Common Stock.   Subject to Section 3.6  hereof, upon
     the delivery of a Notice of Conversion, the Company shall, as soon as practicable but in any event no later than the later of (a) the day that is three business days following the Conversion Date and (b) the day that is the first business day following the date of surrender of this Debenture (or delivery of documentation in accordance with Section 10.10 hereof) (the "Delivery Period"), issue and deliver to the Converting Holder (x) that number of shares of Class A Common Stock issuable upon conversion of the portion of this Debenture being converted (the "Converted Portion") and (y) a new Debenture in the form hereof representing the balance of the principal amount hereof not being converted, if any. Delivery under this
     Section 3.3 may be made personally or by reputable overnight courier. The person or persons entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares at the close of business on the Conversion Date and such shares shall be issued and outstanding as of such date. The Company may elect (the "Cash Election") for any given calendar month to pay in cash the accrued and unpaid interest due on the date of delivery of the Notice of Conversion on the Converted Portion upon the delivery of all Notices of Conversion during such calendar month, rather than issuing shares of Class A Common Stock for such amounts; provided, however that the Company must deliver to each Holder irrevocable written notice of its Cash Election by the twentieth (20th) day of the previous calendar month.

          3.4 Taxes. The Company shall pay any and all taxes (other than transfer taxes) which may be imposed with respect to the issuance and delivery of the shares of Class A Common Stock upon the conversion of this Debenture.

          3.5 No Fractional Shares. No fractional shares of Class A Common Stock are to be issued upon the conversion of this Debenture, but the Company shall instead round up to the next whole number the number of shares of Class A Common Stock to be issued upon such conversion.

          3.6 Conversion Disputes. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of Class A Common Stock as are not disputed in accordance with Sections 3.1 and 3.3 hereof. If such dispute only involves the calculation of the Conversion Price, the Company shall submit the disputed calculations to an independent accounting firm of national standing (acceptable to the Converting Holder) via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Company and the Converting Holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. As soon as possible thereafter, the Company shall then issue the appropriate number of shares of Class A Common Stock in accordance with Sections 3.1 and 3.3 hereof.

          3.7 Limitations on Conversions. The conversion of this Debenture shall be subject to the following limitations (each of which limitations shall be applied independently):

               (a) Cap Amount. Prior to Shareholder Approval, unless otherwise permitted by The Nasdaq National Market or unless the rules thereof no longer are applicable to the Company, in no event shall the total number of shares of Common Stock issued upon conversion of the Debentures and exercise of the Warrants (as defined in the Securities Purchase Agreement) exceed the maximum number of shares of Common Stock that the Company can without stockholder approval so issue pursuant to Nasdaq Rule 4460(i) (or any successor rule) (the "Cap Amount") upon the conversion of the Debentures and the exercise of the Warrants, which, as of the date of initial issuance of the Debentures and Warrants, shall be 7,291,107 shares (or any such higher number as the rules permit, it being understood and agreed that, to the extent required by Nasdaq Rule 4460(i), no shares acquired upon conversion of this Debenture or exercise of the Warrants shall be entitled to vote in such Shareholder Approval). The Cap Amount shall be allocated pro-rata to the Holders as provided in Section 10.1 hereof. A Holder s allocable portion of the Cap Amount shall be applicable to both Debentures and Warrants held by it and shall be applied to such Debentures and Warrants on the basis of the time of conversion or exercise, as the case may be, thereof.

               (b) No Five Percent Holders. Notwithstanding anything to the contrary contained herein, the Debentures shall not be convertible by a Holder to the extent (but only to the extent) that, if convertible by such Holder, such Holder would beneficially own in excess of 4.9% (the "Applicable Percentage") of the shares of Class A Common Stock. To the extent the above limitation applies, the determination of whether the Debentures shall be exercisable (vis-a-vis other securities owned by Holder which contain similar limitations on conversion) and of which Debentures shall be exercisable (as among Debentures) shall be made on the basis of the earliest submission of the Debentures (vis-a-vis other securities owned by the Holder which contain similar limitations on conversion and vis a vis other Debentures), in each case subject to such aggregate percentage limitation. No prior inability to convert Debentures pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For the purposes of this paragraph, beneficial ownership and all determinations and calculations, including without limitation, with respect to calculations of percentage ownership, shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D and G thereunder. The provisions of this paragraph may be implemented in a manner otherwise than in strict conformity with the terms of this Section with the approval of the Board of Directors of the Company and the Holder: (i) with respect to any matter to cure any ambiguity herein, to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Applicable Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Applicable Percentage limitation; and (ii) with respect to any other matter, with the further consent of the holders of a majority of the then outstanding shares of Class A Common Stock. For clarification, it is expressly a term of this security that the limitations contained in this Section shall apply to each successor Holder.

               (c) Material Adverse Change. Notwithstanding anything to the contrary contained herein, the Debentures shall not be convertible until the earlier of (i) the one hundred eightieth (180th) day following the Issue Date, (ii) the occurrence of a Material Adverse Change (as herein defined), and (iii) an Operating Expense Reduction Failure. For the purposes of this Debenture, a "Material Adverse Change" means any change which has a material adverse effect on the business, operations, properties, financial condition, or operating results of the Company and its subsidiaries, taken as a whole on a consolidated basis; provided, however, a Material Adverse Change shall not include (i) adverse general economic conditions, (ii) adverse general industry conditions in the industry in which the Company operates or (iii) of itself: (x) a decline in the Company s stock price, (y) failure to achieve any projection or (z) failure to be awarded any particular contract. The Company shall provide prompt written notice of the occurrence of Material Adverse Change (but in any event within five (5) business days thereof). In the event that a Holder provides written notice to the Company that such Holder believes that a Material Adverse Change has occurred (a "Material Adverse Change Notice"), such notice shall be binding upon the Company unless, within five
     (5) business days thereafter, the Board of Directors of the Company, based on its good faith business judgement and upon advice of an investment banking firm of national standing shall dispute the occurrence of such Material Adverse Change. If the Company shall so dispute the occurrence of a Material Adverse Change, it shall, within three (3) business days after notice of such dispute by a Holder, submit such dispute to an independent investment bank of national standing (acceptable to such Holder). The investment banking firm shall determine whether the

     Material Adverse Change has occurred, and notify the Company and Holder of such determination no later than ten (10) days after such submission. The investment bank s determination shall be deemed conclusive. In the event that the investment bank shall determine that a Material Adverse Change has occurred, then during the Restoration Period immediately following the resolution of such dispute the "Conversion Price" shall mean the lesser of
     (a) the Conversion Price determined in accordance with Section 2(f) or (b) the lowest Conversion Price that would have been available had there been no dispute by the Company as to the existence of a Material Adverse Charge. The term "Restoration Period" means a number of business days during which there exists such a dispute as to the existence of a Material Adverse Change. An Operating Expense Reduction Failure shall mean the failure of the Company to announce, by filing of a Current Report on Form 8-K by June 15, 1999, a bona fide and credible plan, adopted by the Board of Directors of the Company in its good faith business judgment, which reasonably provides for the reduction of operating expenses of the Company by $10 million over a twelve (12) month period (before giving effect to any acquisitions) and which is implemented within thirty (30) days of such announcement.

               (d) Cap Debenture Election. In addition to the foregoing limitations, the Company may, upon written irrevocable notice to all Holders within ten (10) days of a Triggering Event (as defined below), elect (a "Cap Debenture Election") to exchange the Excess Debentures (as defined herein) for a twelve-month subordinated note of the Company having a face amount equal to such Excess Debentures plus accrued and unpaid interest thereon, which note shall bear interest at twelve percent (12%) per annum and contain such other terms and conditions as are reasonably requested and reasonably acceptable to Holder (a "Cap Debenture"). Such notice shall serve as binding and irrevocable notice of the Company's election to exercise the Cap Debenture Election as to all Holders, and the Company shall, within five (5) business days after such election, thereafter exchange the Excess Debentures for a Cap Debenture (but not as to any Holder prior to the occurrence of a Triggering Event as to such Holder). For purposes hereof, the "Excess Debentures" means that portion of the Debentures which, following actual submission of a Notice of Conversion by a Holder would, if converted in accordance with the terms hereof (other than this paragraph (d)), would result in such Holder beneficially owning in excess of such Holder's Cap Portion (as defined below). For any Holder, the "Cap Portion" means such Holder's pro rata share of twenty percent (20%) of the number of outstanding shares of Common Stock at the time of the Closing, based on such Holder's initial investment in the Debentures issued at the Closing.

          For purposes hereof, a "Triggering Event" shall be deemed to have occurred following actual submission of a Notice of Conversion by a Holder if the Company shall not have breached any representation, warranty, covenant or agreement made pursuant to the Investment Agreements, no Event of Failure (or event which, with notice, passage of time and/or continuation, would constitute an Event of Failure) has occurred and is continuing, and the Company has met the Solvency Condition (as defined below) and the number of shares of Class A Common Stock (the "Closing Shares") issued to such Holder upon conversion of the Debentures would, but for the Company making a Cap Debenture Election and the issuance of the Cap Debentures, equal or exceed such Holder's Cap Portion. Solvency Conditions means that the Company shall be in such financial condition as contemplated by the Solvency Certificate issued in connection with the issuance of the Debentures, as if however, the Solvency Certificate were addressing the issuance of the Cap Debentures as of the date of the Cap Debenture Election including, without limitation, the ability to so pay such Cap Debentures, and taking account of then current projections of the Company; and the Company shall have issued a new Solvency Certificate to such effect as of the date of the Cap Debenture Election.

          The limitations contained in this paragraph (d) shall apply on a Holder-by-Holder basis with respect to Debentures issued to such Holder at the Closing, and any transferee Holder shall be subject to a pro rata portion of such limitation.

          3.8  Intentionally omitted.

          3.9 Electronic Transmission. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Borrower's escrow agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program (the
      FAST Program ), upon request of a Holder, the Borrower shall use its reasonable best efforts to cause its escrow agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission system. The Borrower shall use its reasonable best efforts to participate in the FAST Program.

                                   ARTICLE IV
                      RESERVATION OF SHARES OF COMMON STOCK

          4.1 Reserved Amount. At the Issue Date and thereafter, the Company shall have authorized and reserved and keep available for issuance not less than 8,500,000 (subject to equitable adjustment for any stock splits, stock dividends, reclassification or similar events and subject to reduction for the number of any shares of Class A Common Stock issued upon conversion of the Convertible Securities and upon exercise of the Warrants) shares of Class A Common Stock (the "Reserved Amount") solely for the purpose of effecting the conversion of the Convertible Securities and the exercise of the Warrants. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock the Reserved Amount. The Reserved Amount shall be allocated among the Holders as provided in Section 10.1 hereof. Notwithstanding anything contained herein, the Reserved Amount shall at no time exceed the Cap Amount; so long as the Reserved Amount is greater than the Cap Amount, the Reserved Amount shall equal the Cap Amount.

          4.2 Increases to Reserved Amount. Without limiting any other provision of this Article IV, if a Holder's allocable portion of the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the "Authorization Trigger Date") shall be less than one hundred seventy five percent (175%) of the number of shares of Class A Common Stock issuable upon conversion of such Holder's Debenture and 100% of the number of shares of Class A Common Stock issuable upon exercise of such Holder's Warrants on such trading days (in each case without giving effect to any limitation on conversion or exercise thereof), the Company shall immediately notify all Holders of such occurrence and shall take action as soon as possible, but in any event within sixty (60) days after an Authorization Trigger Date (including, if necessary, shareholder approval to authorize the issuance of additional shares of Class A Common Stock), to increase the Reserved Amount so that each Holder's allocable portion thereof shall equal or exceed two hundred percent (200%) of the number of shares of Class A Common Stock then issuable upon conversion of such Holder's Debenture and 100% of the number of shares of Class A Common Stock issuable upon exercise of such Holder's Warrants (in each case without giving effect to any limitation on conversion or exercise thereof).

                                    ARTICLE V
                     COMPLIANCE WITH CAP AMOUNT RESTRICTIONS

          Obligation to Notify. If at any time after the Issue Date the then unissued portion of any Holder s Cap Amount is less than one hundred seventy-five percent (175%) of the number of shares of Class A Common Stock then issuable upon conversion of such Holder s Debentures and exercise of such Holder s Warrants (in each case without giving effect to any limitation on conversion or exercise thereof), the Company shall immediately notify all Holders of such occurrence.

                                   ARTICLE VI
                         FAILURE TO SATISFY CONVERSIONS

          6.1 Conversion Default Payments. If, at any time, (x) a Holder submits a Notice of Conversion and the Company fails for any reason (other than to the extent (but only to the extent) that such failure is as a result of a dispute as to the occurrence of a Material Adverse Change as to which the provisions of Section 3.7(c) shall apply) to deliver, on or prior to the expiration of the Delivery Period for such conversion, such number of shares of Class A Common Stock to which such Holder is entitled upon such conversion, or (y) the Company provides notice (including by way of public announcement) to any Holder at any time of its intention not to issue shares of Class A Common Stock upon exercise by any Holder of its conversion rights in accordance with the terms of the Debentures (each of (x) and (y) being a "Conversion Default"), then the Company shall pay to such Holder damages in an amount equal to the product of (A) the Damages Amount times (B) D times (C) .01, where:

          "D" means, with respect to clause (x), the number of days beginning and including the day after the date of the Conversion Default through and including the Cure Date with respect to such Conversion Default, and with respect to clause (y), the number of days beginning and including the date of the Conversion Default through and including the Cure Date with respect to such Conversion Default

          "Damages Amount" means the Conversion Amount with respect to which such Conversion Default occurred (all outstanding principal amount of Debentures in the case of clause (y)) plus all accrued and unpaid interest thereon as of the first day of the Conversion Default.

          "Cure Date" means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Company effects the conversion of the portion of this Debenture submitted for conversion and
     (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Company undertakes in writing to issue Class A Common Stock in satisfaction of all conversions of Debentures in accordance with their terms.

          The payments to which a Holder shall be entitled pursuant to this
     Section 6.1 are referred to herein as "Conversion Default Payments." All Conversion Default Payments shall be paid in cash within five (5) business days of a Holder's demand therefore (which demand may be made at any time and from time to time).

          6.2 Buy-In Cure. If (i) the Company fails for any reason to deliver during the Delivery Period shares of Class A Common Stock to a Holder upon a conversion of this Debenture and (ii) after the applicable Delivery Period with respect to such conversion, a Holder purchases (a "Buy-In") (in an open market transaction or otherwise) shares of Class A Common Stock to make delivery upon a sale by a Holder of the shares of Class A Common Stock (the "Sold Shares") which such Holder anticipated receiving upon such conversion, the Company shall pay such Holder (in addition to any other remedies available to Holder) the amount by which (x) such Holder's total purchase price (including brokerage commission, if any) for the shares of Class A Common Stock so purchased exceeds (y) the net proceeds received by such Holder from the sale of the Sold Shares. For example, if a Holder purchases shares of Class A Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Class A Common Stock sold for $10,000, the Company will be required to pay such Holder $1,000. A Holder shall provide the Company written notification indicating any amounts payable to Holder pursuant to this Section 6.2.

          6.3 Adjustment to Conversion Price. If a Holder has not received certificates for all shares of Class A Common Stock within two business days following the expiration of the Delivery Period with respect to a conversion of any portion of any of such Holder's Debentures, then the Variable Conversion Price shall, with respect to such conversion and thereafter, be the lesser of (i) the Variable Conversion Price on the Conversion Date specified in the Notice of Conversion which resulted in the Conversion Default and (ii) the lowest Conversion Price in effect during the period beginning on, and including, such Conversion Date through and including the Cure Date. If there shall occur a Conversion Default of the type described in clause (y) of Section 6.1 hereof, then the Variable Conversion Price with respect to any conversion thereafter shall be the lower of the Variable Conversion Price and the lowest Conversion Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Default through and including the Cure Date. Simultaneously with any reduction of the Variable Conversion Price pursuant to this Section 6.3, the Green Floor shall be reduced proportionately. For purposes of this Section, the Conversion Price shall include the Market Conversion Price whether or not the Market Conversion Price is otherwise applicable. The Variable Conversion Price shall thereafter be subject to further adjustment as provided in this Debenture (including by virtue of re-application of this Section 6.3), but shall not be subject to upward adjustment.

                                   ARTICLE VII
                                EVENTS OF FAILURE

          7.1 Holder s Option to Demand Redemption. Upon the occurrence of an Event of Failure, each Holder shall have the right to elect at any time and from time to time to have all or any portion of such Holder s then outstanding Debentures prepaid by the Company for an amount equal to the Holder Demand Redemption Amount (as herein defined).

               (a) The right of a Holder to elect prepayment shall be exercisable upon the occurrence of an Event of Failure by such Holder in its sole discretion by delivery of a Demand Redemption Notice (as herein defined) in accordance with the procedures set forth in this Article 7. Notwithstanding the exercise of such right, the Holder shall be entitled to exercise all other rights and remedies available under the provisions of this Debenture and at law or in equity.

               (b) A Holder shall effect each demand for prepayment under this
     Article VII by giving at least two (2) business days prior written notice (the "Demand Redemption Notice") of the date on which such prepayment is to become effective (the Effective Date of Demand of Redemption ), the Debentures selected for prepayment and the Holder Demand Redemption Amount to the Borrower at the address and facsimile number provided in Section 10.2, which Demand Redemption Notice shall be deemed to have been delivered on the business day after the date of transmission of Holder's fax (with a copy sent by overnight courier to the Borrower) of such notice.

               (c) The Holder Demand Redemption Amount shall be paid to a Holder whose Debentures are being prepaid within one (1) business day following the Effective Date of Demand of Redemption.

               (d) Promptly following the date on which the Debentures are prepaid, Holder shall (i) deliver such Debentures to the office of the Borrower or the transfer agent or notify the Borrower or the transfer agent that such Debentures have been lost, stolen or destroyed and (ii) deliver the documentation required in accordance with Section 10.10 hereof.

          7.2 Holder Demand Redemption Amount. The Holder Demand Redemption Amount means (a) in the case of any Event of Failure provided in clauses
     (i), (m), (n), (o), (p) and (r) of Section 7.3 or a default in the cash payment of principal or interest due hereunder (a "Lesser Failure"), 1.15 times the aggregate principal amount of the Debenture for which demand is being made (the "Stated Value"), plus all accrued and unpaid interest thereon through the date of prepayment and (b) in the case of an Event of Failure other than a Lesser Failure (a "Greater Failure"), the greater of:
     (i) 1.35 times the Stated Value plus all accrued and unpaid interest thereon through the date of prepayment and (ii) the product of (A) the highest price at which the Class A Common Stock is traded from the date of the Event of Failure through the date of the Effective Date of Demand of Redemption (or the most recent highest closing sale price if the Class A Common Stock is not traded between such dates) divided by the lowest Conversion Price during such period (assuming for these purposes that the Market Conversion Price is in effect, regardless of whether it is not actually in effect), and (B) the sum of the Stated Value plus all accrued and unpaid interest thereon through the date of prepayment. The Holder Demand Redemption Amount shall be reduced by the amount of any Default Alternative Payments made in respect of this Debenture pursuant to Section
     7.5 (but shall not apply principal except to the extent such Default Alternative Payments exceed 35% of the principal amount upon which such Default Alternative Payments were based).

          7.3 Events of Failure. An Event of Failure means any one of the following:

               (a) a Conversion Default described in Section 6.1 hereof occurs and is not cured by the Company within three (3) business days after its occurrence;

               (b) the Company fails, and such failure continues uncured for six
     (6) business days after the Company has been notified thereof in writing by a Holder, to satisfy the requirements of Section 4.1 hereof;

               (c) subject to any Permitted Blackout (as defined in the Registration Rights Agreement), the Registration Statement required to be filed by the Company pursuant to the Registration Rights Agreement, has not been filed within thirty (30) business days of the Closing or has not been declared effective by the two hundred and seventieth (270th) day following the Closing or such Registration Statement, after being declared effective, cannot be utilized by the Holders of Debentures and the Warrants for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) for a period of five (5) consecutive business days or for an aggregate of more than ten (10) days in any twelve
     (12) month period;

               (d) the Class A Common Stock (or any portion thereof) is suspended from trading on any of, or is not listed (and authorized) for trading on any of, The Nasdaq National Market or the New York Stock Exchange for an aggregate of five (5) trading days in any nine (9) month period;

               (e) the Company fails, and any such failure continues uncured for ten (10) days after the Company has been notified thereof in writing by the Holder, to remove any restrictive legend on any certificate or any shares of Class A Common Stock issued to the Holders of Debentures or Warrants upon conversion of the Debentures or exercise of the Warrants (as the case may be);

               (f) the Company breaches, and such breach continues uncured for ten (10) business days after the Company has been notified thereof in writing by a Holder, any material covenant or other material term or condition of this Debenture, the Warrants, the Securities Purchase Agreement, the Security Agreement or the Registration Rights Agreement, including, without limitation, any default in payment of principal, interest or other amounts due hereunder or under the Registration Rights Agreement;

               (g) any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, this

     Debenture, the Warrants, the Securities Purchase Agreement, the Security Agreement and the Registration Rights Agreement), shall be false or misleading in any material respect when made;

               (h) the Company fails to increase the Reserved Amount in accordance with Section 4.2 hereof;

               (i)  a Bankruptcy Event occurs;

               (j) the Company provides notice to any Holder, including by way of public announcement, at any time, of its intention not to issue shares of Class A Common Stock to any Holder upon conversion in accordance with the terms of the Debentures (other than because such issuance would exceed such Holder's allocated portion of the Cap Amount);

               (k) the Company's execution or performance of its obligations under this Debenture, the Warrants, the Securities Purchase Agreement or the Registration Rights Agreement (the "Documents") constitutes a breach under any existing agreement of the Company (or would cause a default or acceleration (or right of acceleration) under such existing agreement), or the Company enters into any new agreement under which performance of any material obligation under the Documents would be a breach or cause a default or acceleration (or right of acceleration) under such new agreement;
               (l) the Company fails to obtain the effectiveness of any amendment to an existing registration statement within five (5) days or of any new registration statement within ten (10) days as required by the Registration Rights Agreement;

               (m) an Event of Default (as defined in the Loan Agreement) (without giving effect to any waiver or indulgence by the lender which materially increases the amount required to be paid under the Loan Agreement as of the date of this Debenture), occurs or an acceleration occurs under the Loan Agreement;

               (n) The Company or any of its subsidiaries (i) defaults in the payment of principal or interest on any other indebtedness of five hundred thousand dollars ($500,000) or more beyond the applicable period of grace, if any, or (ii) fails to observe or perform any covenant or agreement contained in any agreement(s) or instrument(s) relating to any other indebtedness of five hundred thousand dollars ($500,000) or more in the aggregate within any applicable grace period, or any other event shall occur, if the effect of such failure or other event is to cause the acceleration of the maturity of five hundred thousand dollars ($500,000) or more in the aggregate of such indebtedness; or five hundred thousand dollars ($500,000) or more in the aggregate of any indebtedness is required to be prepaid (other than by regularly scheduled required prepayment) in whole or in part prior to its stated maturity;

               (o) The Company receives from its independent certified accounting firm in connection with its audited financial statements a "going concern" qualification or exception;

               (p) a judgment which, together with other undischarged judgments against the Company, is in excess of five hundred thousand dollars ($500,000) is rendered against the Company and, within sixty (60) days after entry thereof, such judgment is not discharged or execution thereof is not stayed pending appeal, or within sixty (60) days after the expiration of such stay, such judgment is not discharged;

               (q) the Shareholder Approval required to be obtained by the Company is not effective by September 30, 1999; or

               (r) an event of default under the Cap Debentures occurs.

          7.4  Failure  to Pay Damages Amount. The Company shall pay the Holder

     Demand Redemption Amount within five (5) days of receipt of a written request therefor by a Holder. In the event the Company is not able to pay all amounts due and payable with respect to all Debentures subject to Holder Demand Redemption Notices, the Company shall pay the Holders such amounts pro rata, based on the total amounts payable to such Holder relative to the total amounts payable to all Holders. During the continuance of an Event of Failure (the "Failure Period"), the Conversion Price shall mean the lowest Conversion Price at any time during the Failure Period (notwithstanding the actual Conversion Date) determined in accordance with the foregoing provisions of the definition (but assuming that for these purposes that the Market Conversion Price is in effect, regardless of whether it is not actually in effect).

          7.5 Default Alternative. Upon the occurrence of a Greater Failure, a Holder may elect by written notice to the Company (a "Default Alternative Election") to forebear from requiring a prepayment of this Debenture pursuant to Section 7.1 and to receive cash payments from the Company, and if the Holder makes such election the Company shall pay to the Holder, in an amount per day equal to one (1%) percent of the outstanding principal amount of the Debenture, not to exceed one hundred thirty five percent (135%) of such outstanding amount ("Default Alternative Payment"). The delivery by a Holder of a Default Alternative Election in connection with an Event of Failure shall not preclude such Holder from subsequently exercising its rights under Section 7.1 in connection with such Event of Failure and any prior or subsequent Event of Failure. Payments may also be made under this Section 7.5 with respect to Lesser Failures up to an aggregate of one hundred fifteen percent (115%) of such outstanding amount (also a "Default Alternative Payment") as contemplated by the Subordination Agreement.

                                  ARTICLE VIII
                       ADJUSTMENTS TO THE CONVERSION PRICE

          The Conversion Price shall be subject to adjustment from time to time as follows:

          8.1 Stock Splits, Stock Dividends, Etc. If at any time on or after the date of issuance of this Debenture, the number of outstanding shares of Class A Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Variable Conversion Price, the Market Conversion Price and the Green Floor Price shall each be proportionately reduced, or if the number of outstanding shares of Class A Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Variable Conversion Price, the Market Conversion Price and the Green Floor Price shall each be proportionately increased. In such event, the Company shall notify the Company's transfer agent of such change on or before the effective date thereof.

          8.2 Certain Public Announcements. In the event that (i) the Company makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Company is the surviving or continuing entity and its capital stock is unchanged and there is no distribution thereof) or to sell or transfer all or substantially all of the assets of the Company or (ii) any person, group or entity (including the Company) publicly announces a tender offer in connection with which such person, group or entity seeks to purchase 50% or more of the Common Stock (the date of the announcement referred to in clause (i) or (ii) of this paragraph is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the consummation of the proposed tender offer or transaction or the Abandonment Date (as defined below) or thirty (30) days after announcement, whichever is sooner, be equal to the lesser of (x) the Conversion Price calculated as provided in Article II hereof and (y) the Conversion Price which would have otherwise have been applicable for Conversion occurring on the Announcement Date. From and after the Abandonment Date or the thirtieth (30th) day after announcement, as the case may be, the Conversion Price shall be determined as set forth in Article II hereof. The "Abandonment Date" means with respect to any proposed transaction or tender offer for which a public announcement as contemplated by this paragraph has been made, the date which is seven (7) trading days after the date upon which the Company (in the case of clause
     (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which causes this paragraph to become operative.

          8.3 Major Transactions. If the Company shall consolidate or merge with any other corporation or entity (other than a merger in which the Company is the surviving or continuing entity and its capital stock is unchanged and unissued in such transaction (except for issuances which do not exceed 20% of the Class A Common Stock and do not result in a Change of Control)) or there shall occur any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property or any reclassification or change of the outstanding shares of Common Stock or the Company shall sell all or substantially all of its assets or there shall occur a Change of Control (each of the foregoing being a "Major Transaction"), then each Holder shall thereafter be entitled to receive consideration, in exchange for such Debenture, equal to the greater of, as determined in the sole discretion of such Holder: (i) if applicable, the number of shares of stock or securities or property of the Company, or of the entity resulting from such Major Transaction (the "Major Transaction Consideration"), to which a holder of the number of shares of Class A Common Stock delivered upon conversion of such Debenture would have been entitled upon such Major Transaction had the Holder of such Debenture exercised its right of conversion (without regard to any limitations on conversion herein or elsewhere contained) on the trading date immediately preceding the public announcement of the transaction resulting in such Major Transaction and had such Class A Common Stock been issued and outstanding and had such Holder been the holder of record of such Class A Common Stock at the time of the consummation of such Major Transaction and
     (ii) one hundred twenty five percent (125%) of the principal amount of this Debenture in cash; and the Company shall make lawful provision therefor as a part of such Major Transaction and shall cause the issuer of any security in such transaction which constitutes Registrable Securities under the Registration Rights Agreement to assume all of the Company obligations (provided any cash election pursuant to clause (ii) above must be made in writing to the Company within ten (10) business days following consummation of such applicable transaction (or, in the event that a Company Transaction (as defined below) occurs, within ten (10) business days following the Measurement Period (as defined below)). In the event that the Company shall merge with any other corporation in a transaction in which common stock of the surviving corporation or the parent thereof (the "Exchange Securities") is issued to the holders of Class A Common Stock in such transaction in exchange for all such Class A Common Stock, and (a) the Exchange Securities are publicly traded, (b) the average daily trading volume of the Exchange Securities during the one hundred eighty (180) day period ending on the date on which such transaction is publicly disclosed is greater than two million dollars ($2,000,000), (c) the historical one hundred (100) day volatility of the Exchange Securities during the period ending on the date on which such transaction is publicly disclosed is greater than sixty percent (60%), and (d) the market capitalization of the issuer of the Exchange Securities is not less than one hundred fifty million dollars ($150,000,000) based on the last sale price of the Exchange Securities on the date immediately before the date on which such transaction is publicly disclosed (in each case, with respect to the foregoing clauses (a) through (d), as reported by Bloomberg), then the provisions of clause (ii) of the preceding sentence shall not apply. In the event that the Company shall, in a Major Transaction, merge with any other corporation in a transaction in which the Company is the survivor (a "Company Transaction"), the provisions of clause (ii) of the second preceding sentence shall not apply to the extent that each of the following conditions remain true for the thirty (30) business days commencing as of the date of the consummation of such transaction (the "Measurement Period":
     (a) the Class A Common Stock remains publicly traded during the period, (b) the average daily trading volume of the Class A Common Stock is greater than two million dollars ($2,000,000), (c) the historical thirty (30) day volatility of the Company s Class A Common Stock is greater than sixty percent (60%), and (d) the market capitalization of the Company (including Class B Common Stock) is not less than one hundred fifty million dollars ($150,000,000) on the last day of the period (in each case, with respect to the foregoing clauses (a) through (d), as reported by Bloomberg). No sooner than ten (10) days nor later than five (5) days prior to the consummation of the Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice ("Notice of Major Transaction") to each Holder, which Notice of Major Transaction shall be deemed to have been delivered one (1) business day after the Company s sending such notice by telecopy (provided that the Company sends a confirming copy of such notice on the same day by overnight courier) of such Notice of Major Transaction. Such Notice of Major Transaction shall indicate the amount and type of the Major Transaction Consideration which such Holder would receive under clause (i) of this Section 8.3. If the Major Transaction Consideration which constitutes cash does not consist entirely of United States currency, such Holder may elect to receive United States currency in an amount equal to the value of the Major Transaction Consideration in lieu of the Major Transaction Consideration by delivering notice of such election to the Company within five (5) days of the Holder s receipt of the Notice of Major Transaction. As used in this Section 8.3, a "Change of Control" shall be deemed to have occurred at any time that the holders of Class B Common as of the date of the issuance of this Debenture no longer (x) have voting control of the Company s outstanding Common Stock or (y) have a material economic interest in the Company s equity.

          8.4 Adjustment Due to Distribution. If the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary) (a "Distribution") at any time, then the Holder shall be entitled, upon any conversion of this Debenture after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets (or rights) which would have been payable to the Holder had the Holder with respect to the shares of Common Stock issuable upon such conversion and the shares of Common Stock issuable upon exercise of the Warrants (in each case without regard to any limitations on conversion or exercise herein or elsewhere contained) been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

          8.5 Issuance of Other Securities. If, at any time after the Closing Date the Company shall issue any securities which are convertible into or exchangeable for Common Stock ("Convertible Securities") either (i) at a conversion or exchange rate based on a discount from the market price of the Common Stock at the time of conversion or exercise or (ii) with a fixed conversion or exercise price less than the Variable Conversion Price, then, at the Holder's option: (x) in the case of clause (i), the Market Conversion Price, Variable Conversion Price and Green Floor Price in respect of any conversion of the Debentures after such issuance shall be calculated utilizing the greatest discount applicable to any such Convertible Securities; and (y) in the case of clause (ii), the Variable Conversion Price shall be reduced to such lesser conversion or exercise price and the Market Conversion Price and the Green Floor Price shall be proportionately reduced. If the Company shall issue any Convertible Securities that are convertible into or exchangeable for shares of Common Stock on a basis different from that of this Debenture, the Holder of this

     Debenture may elect that the provisions to this Debenture be revised to incorporate such different provisions with respect to conversion or exchange, subject to the limitations of Section 3.7 hereof..

          8.6 Purchase Rights. If the Company issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which each Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Debenture (without regard to any limitations on conversion or exercise herein or elsewhere contained) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grants, issue or sale of such Purchase Rights.

          8.7 Special Adjustment. If the Company takes any actions other than by virtue of other provisions of this Article VII (excluding (i) issuance of shares in the ordinary course of business pursuant to employee stock option plans or employee stock purchase plans in effect on the date hereof, (ii) issuance of equity securities for consideration other than cash pursuant to a bona fide merger, consolidation, acquisition or similar business combination and issuance of convertible securities, options or rights in exchange for equivalent outstanding instruments of the other business combination party, and (iii) if the Market Conversion Price is then the applicable Conversion Price, the issuance of Common Stock at then market price) which would have a dilutive effect on the Holder or which would materially and adversely affect the Holder with respect to its investment in the Debenture, and if the provisions of this Article VIII are not strictly applicable to such actions or, if applicable to such actions, would not operate to equitably protect the Holder against such actions, then the Company shall promptly upon notice from a Holder appoint its independent certified public accountants to determine as promptly as practicable an appropriate adjustment to the terms hereof, including without limitation adjustments to the Variable Conversion Price, the Market Conversion Price and the Green Floor Price, or another appropriate action to so equitably protect such Holder and prevent any such dilution and any such material adverse effect, as the case may be. Following such determination, the Company shall forthwith make the adjustments or take the other actions described therein. In addition, in the event an adjustment would be required pursuant to Section 4(a) and 4(b) of the Warrant then a proportionate adjustment shall be made with respect to the Variable Conversion Price and the Green Floor Price hereunder.

          8.8 Notices of Adjustment. Upon the occurrence of each adjustment or readjustment pursuant to this Article VIII, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish to such Holder a like certificate setting forth
     (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a Debenture.

          8.9 Delisting. In the event that the Common Stock of the Company is suspended from trading or is no longer listed (and authorized) for trading on The Nasdaq National Market or the New York Stock Exchange, the Conversion Price shall be reduced by ten (10%) percent of that amount calculated pursuant to Article II hereof and the Market Conversion Price shall be available for use by a Holder regardless of any other provision hereof. The Company shall also be required to pay to the Holders an amount (the "Delisting Amount") equal to the product of (i) 1.25 percent times (ii) the outstanding principal amount of this Debenture on the date such suspension or delisting goes into effect plus all accrued and unpaid interest thereon. Such Delisting Amount shall be due and payable to the Holders for each monthly period that the Common Stock of the Company remains suspended from trading or is no longer listed (and authorized) as specified herein.

          8.10 If any Executive Officer or Director (as defined below), during the period beginning on the date of the Closing and ending on the date that is six (6) months after the registration statement required pursuant to
     Section 2.1 of the Registration Rights Agreement is declared effective, and while an officer or director, directly or indirectly, offers, sells, transfers, assigns, pledges, or otherwise disposes of any shares of Common Stock, or any securities directly or indirectly convertible into or exercisable or exchangeable for, or warrants, options or rights to purchase or acquire shares of Common Stock (all such securities,
      Options ) or enter into any agreement, contract, arrangement or understanding with respect to any such offer, sale, transfer, assignment, pledge or other disposition of any Common Stock or Options (an "Executive Transfer"), then the Conversion Price shall be reduced by twenty percent (20%) of that amount calculated pursuant to Article II hereof and the Market Conversion Price shall be available for use by a Holder regardless of any other provision hereof; provided, however that an Executive Officer or Director may sell up to ten percent (10%) of his or her total holdings, calculated as of the date of the Closing, during such six-month period without triggering the adjustments of this Section 8.10. For purposes of this Section 8.10, Executive Officer or Director shall mean Marc Zionts, J. William Nelson, Stephen J. Hawrysz, Richard P. Reviere, Marc Hafner, William Noll, John Seazholtz, Paul Dwyer, Ormand Wade, Melvin Simon, Robert
     C. Penney III and Robert Gaynor and any individual hired by the Company after the date of this Debenture to assume the duties of any of the foregoing individuals.

                                   ARTICLE IX
                           RANK; PROTECTION PROVISIONS

          9.1 Participation. Each Holder shall, as a Holder of a Debenture, be entitled to dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holder had fully converted the Debenture held by such Holder on the record date for such dividends or distributions into Common Stock (without regard to any limitations on conversion herein or elsewhere contained) at the Conversion Price applicable on such record date and such Common Stock had been issued on the day before such record date. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

          9.2 Protection Provisions. The Company shall not, without first obtaining the approval of the Majority Holders and, to the extent their interests may be adversely affected, each initial Holder of Debentures: (i) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Debentures; (ii) redeem, or declare or pay any cash dividend or distribution on, any securities of the Company ranking on liquidation junior to the Debentures; or (iii) do any act or thing not authorized or contemplated by this Debenture which would result in any taxation with respect to the Debentures under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended (or otherwise suffer to exist any taxation as a result thereof).

                                    ARTICLE X
                                  MISCELLANEOUS

          10.1 Allocation of Cap Amount and Reserved Amount. The initial Cap Amount and Reserve Amount shall be allocated pro rata among the Holders based on the number of Debentures and Warrants held by each Holder. Each increase to the Cap Amount or Reserved Amount shall be allocated pro rata among the Holders based on the number of Debentures and Warrants held by each Holder at the time of increase in the Cap Amount or the Reserved Amount, as the case may be. In the event a Holder shall sell or otherwise transfer any of such Holder s Debentures or Warrants, each transferee shall be allocated a pro rata portion of such transferor s Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Debentures or Warrants shall be allocated to the remaining Holders, pro rata based on the number of Debentures and Warrants then held by such Holders.

          10.2 Payment of Cash; Defaults. Whenever the Company is required to make any cash payment to a Holder under this Debenture (as a Conversion Default Payment, Holder Demand Redemption Amount or otherwise), such cash payment shall be made to the Holder by the method (by certified or cashier's check or wire transfer of immediately available funds) elected by such Holder. If such payment is not delivered when due (any such amount not paid when due being a Default Amount ) such Holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of fifteen percent (15%) or the highest interest rate permitted by applicable law until such amount is paid in full to the Holder. In addition, and notwithstanding anything to the contrary contained in this Debenture, a Holder may elect in writing to convert all or any portion of accrued Default Amounts, at any time and from time to time, into Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the default with respect thereto through the cure date for such default. In the event that a Holder elects to convert all or any portion of the Default Amounts into Common Stock, the Holder shall so notify the Company on a Notice of Conversion of such portion of the Default Amounts which such Holder elects to so convert and such conversion shall be effected in accordance with the provisions of, and subject to limitations contained in, Article III hereof.

          10.3 Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

          10.4 Notice. Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or by confirmed telecopy and shall be deemed to have been given at the time and date of receipt (which shall include telephone line facsimile transmission). The addresses for such communications shall be:
                    If to the Company:

                    Westell Technologies, Inc.
                    750 N. Commons Drive
                    Aurora, IL 60504
                    Telecopy: (630) 375-4940
                    Attention: Stephen J. Hawrysz

                    with a copy to:

                    Neal J. White, P.C.
                    McDermott, Will & Emery
                    227 West Monroe Street
                    Chicago, IL 60606
                    Telecopy:  (312) 984-3669

                    If to Holder:

                    [INSERT]
                    and with a copy to:

                    [INSERT]

          If to any other Holder, to such address set forth under Holder's name on the signature page of the Securities Purchase Agreement executed by such Holder.

          10.5 Amendment Provision. Except as provided in Section 3.7(b) hereof, this Debenture and any provision hereof may only be amended by an instrument in writing signed by the Company and the Majority Holders. The term "Debenture" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

          10.6 Assignability. This Debenture shall be binding upon the Company and its successors and assigns and shall inure to the benefit of each Holder and its successors and assigns. The Holder shall notify the Company upon the assignment of this Debenture.

          10.7 Cost of Collection. If default or failure is made in any manner with respect to this Debenture, the Company shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

          10.8 Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York. The Company irrevocably consents to the jurisdiction of the United States federal courts located in the State of New York in any suit or proceeding based on or arising under this Agreement and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company further agrees that service of process upon the Company, mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect each Holder's right to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

          10.9 Denominations. At the request of a Holder, upon surrender of this Debenture, the Company shall promptly issue new Debentures in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations as such Holder shall request.

          10.10 Lost or Stolen Debentures. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of this Debenture and (ii) (y) in the case of loss, theft or destruction, or an indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver new Debentures, in the form hereof, in such denominations as a Holder may request. However, the Company shall not be obligated to reissue such lost or stolen Debentures if such Holder contemporaneously requests the Company to convert this Debenture.

          10.11 Statements of Available Shares. Upon request, the Company shall deliver to a Holder a written report notifying such Holder of any occurrence which prohibits the Company from issuing Common Stock upon any such conversion. The report shall also specify (i) the total principal amount of all outstanding Debentures as of the date of the request, (ii) the total number or shares of Common Stock issued upon all conversions of Debentures through the date of the request, (iii) the total number of shares of Common Stock issued upon exercise of all Warrants through the date of the request, (iv) the total number of shares of Common Stock which are reserved for issuance upon conversion of Debentures and exercise of

     Warrants as of the date of the request and (v) the total number of shares of Common Stock which may thereafter be issued by the Company upon conversion of Debentures and exercise of Warrants before the Company would exceed the Cap Amount and Reserved Amount. The Company shall, within five
     (5) days after delivery to the Company of a written request by any Holder, provide all of the information enumerated in clauses (i) - (v) of this
     Section 10.11 and, at the request of a Holder, make public disclosure thereof.

          10.12 Status as Debenture Holder. Upon submission of a Notice of Conversion by Holder, the principal amount of this Debenture and the interest thereon covered thereby shall be deemed converted into shares of Class A Common Stock and the Holder's rights as a Holder of such converted Debenture with respect thereto shall cease and terminate, excepting only the right to receive certificates for such shares of Class A Common Stock and to any remedies provided herein or otherwise available at law or in equity to Holder because of a failure by the Company to comply with the terms of this Debenture. Notwithstanding the foregoing, if Holder has not received certificates for all shares of Class A Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion for any reason, then (unless Holder otherwise elects to retain its status as a Holder of Class A Common Stock) the portion of the principal amount and interest thereon subject to such conversion shall be deemed outstanding under this Debenture, the Holder shall regain the rights of a holder of a Debenture with respect to such unconverted Debentures and the Company shall, as soon as practicable, return such unconverted Debentures to the Holder. In all cases, the Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Section
     6.1 hereof to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right with respect to conversions in accordance with Section 10.2 hereof, to the extent applicable) for the Company's failure to convert this Debenture.

          10.13 Ratable Payments. All payments and prepayments made by the Company with respect to the Debentures as to which more than one Holder shall be entitled shall be made ratably among all such Holders of Debentures in accordance with the principal amount of such Debentures.

          10.14 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to actual damages for any failure by the Company to comply with the terms of this Debenture (including, without limitation, damages incurred to effect "cover" of shares of Common Stock anticipated to be received upon a conversion hereunder but not received in accordance with the terms hereof). The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Debentures and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

          10.15     Specific   Shall  Not  Limit  General;  Construction.    No
     specific provision contained in this Debenture shall limit or modify any more general provision contained herein. As used herein, the word "including" shall be deemed to mean "including, without limitation." This Debenture shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

                                        * * *


          IN WITNESS WHEREOF, Borrower has caused this Debenture to be signed in its name by its duly authorized officer as of the date first written above.


                                   WESTELL TECHNOLOGIES, INC.


                                   By:
                                        ----------------------------------
                                      Name:
                                     Title:



                              NOTICE OF CONVERSION

     The undersigned hereby irrevocably elects to convert (the Conversion ) $__________ principal amount of the Debenture plus all accrued and unpaid interest on such principal amount (i.e., $_________) plus all accrued and unpaid Conversion Default Payments relating thereto (if any) (each as defined in the Debenture dated ____________, 1999 (the "Debenture")), into shares of common stock ("Common Stock") of Westell Technologies, Inc. (the "Company") according to the conditions of the Debenture, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion except as provided herein.

     The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of this Debenture shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

     In the event of partial exercise, please reissue an appropriate Debenture(s) for the principal balance which shall not have been converted.

                                   Conversion Date:

                                   Applicable Conversion Price:

                                   Amount of Conversion Default Payments to be
                                   Converted, if any:

                                   Number of Shares of
                                   Class A Common Stock to be Issued:


                                   Signature:

                                      Name:

                                    Address:

     ACKNOWLEDGED AND AGREED:

     WESTELL TECHNOLOGIES, INC.

     By:
        -----------------------------

     --------------------------------
     Name:

     --------------------------------
     Title:                                                              Date: